For Release: Immediate	NEWS	Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL CORPORATION ANNOUNCES SECOND QUARTER 2011 RESULTS

•	Record quarterly sales
•	Net income up
•	Gross margin impacted by escalating raw material costs
•	Equity offering completed in May

July 27, 2011

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced net sales of $167.8 million for the second quarter of 2011, compared to net sales of $136.0 million for the second quarter of 2010.  Net income was $9.8 million in the second quarter of 2011, or earnings per diluted share of $0.79, compared to net income of $9.2 million, or earnings per diluted share of $0.80, for the second quarter of 2010.  For the first half of 2011, the Company reported net sales of $327.7 million and net income of $20.4 million, compared to net sales of $264.3 million and net income of $18.6 million in the first half of 2010.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We are pleased with our second quarter results, especially in light of a challenging raw material environment.  While we continued to implement price increases in the second quarter to help offset higher raw material costs, raw materials also continued to escalate.  We are taking additional pricing actions in the third quarter as part of our efforts to restore margins to historically acceptable levels.”

Mr. Barry continued, “In the second half of 2011, we see some potential demand uncertainty in markets such as China, India, and Brazil as their governments try to manage inflation.  However, over the next several years, we still believe these markets will have strong growth especially for our key steel and automotive markets, and we are continuing to invest in additional resources in these areas.  Despite the uncertainties in the raw material markets and global economies, our overall view for 2011 is unchanged as we expect to build upon the profitability we achieved in 2010.  In addition, our recent stock offering has increased our financial flexibility to take advantage of growth opportunities, such as the recent acquisition of our partners’ remaining interest in our Mexican affiliate.  With our leadership positions in both the emerging and mature markets, combined with both organic and external growth opportunities, I am confident in our prospects for 2011 and beyond."

Second Quarter 2011 Summary

Net sales for the second quarter of 2011 were $167.8 million, an increase of 23% from the second quarter of 2010.  Product volumes were higher by approximately 5%, primarily due to acquisitions.  Selling prices and mix increased revenues by approximately 11%, as the Company continues to implement price increases across the globe to help offset higher raw material costs.  Foreign exchange rates also increased revenues by approximately 7%.

Gross profit increased by approximately $5.2 million, or 11%, from the second quarter of 2010, but gross margin decreased from 35.7% in the second quarter of 2010 to 32.0% in the second quarter of 2011.  The pace of raw material price increases continued to rapidly escalate from the first quarter of 2011.  The Company continues to implement price increases to help restore margins.

Selling, general and administrative expenses (“SG&A”) increased approximately $3.7 million compared to the second quarter of 2010.  Higher selling costs on increased business activity, acquisition-related activity and foreign exchange rate translation accounted for the majority of the increase.  In addition, higher inflationary and other costs were offset by lower incentive compensation.  SG&A as a percentage of sales decreased to 23.1% in the second quarter of 2011 from 25.8% in the second quarter of 2010.

Other income decreased in the second quarter of 2011 primarily due to larger foreign exchange gains in the second quarter of 2010.  Net interest expense decreased primarily due to lower average borrowings as a result of the use of the net cash proceeds from the Company’s second quarter equity offering, to repay a portion of the Company’s revolving credit line.

Year-to-Date Summary

Net sales for the first half of 2011 were $327.7 million, an increase of 24% from $264.3 million in the first half of 2010.  Product volumes were higher by approximately 11%, including the effects of acquisitions.  Selling prices and mix increased revenues by approximately 9%, as the Company continues to implement price increases to help offset higher raw material costs.  Foreign exchange rates also increased revenues by approximately 4%.

Gross profit increased by approximately $10.6 million, or 11%, from the first half of 2010, but gross margin decreased from 36.3% in the first half of 2010 to 32.5% in the first half of 2011, as raw material costs have continued to escalate.  The Company continues to implement price increases to help restore margins.

SG&A increased approximately $8.7 million compared to the first half of 2010.  Higher selling costs on increased business activity, acquisition-related activity and foreign exchange rate translation accounted for approximately 64% of the increase.  Higher inflationary and other costs partially offset by lower incentive compensation accounted for the remainder of the increase.  SG&A as a percentage of sales decreased to 23.6% in the first half of 2011 from 26.0% in the first half of 2010.

Net interest expense decreased due to lower interest rates and lower average borrowings.  Other income decreased due to higher foreign exchange gains in the first half of 2010.  Equity in net income of associated companies increased compared to the first half of 2010 as the prior year reflected a charge of approximately $0.03 per diluted share related to the first quarter 2010 devaluation of the Venezuelan Bolivar Fuerte.

The Company’s first half 2011 tax rate of 25.7% was lower than the 2010 first half effective tax rate of 27.3% due to the higher utilization of previously unbenefited foreign tax credits.  Each period reflects the derecognition of uncertain tax positions due to the expiration of applicable statutes of limitations for certain tax years of approximately $0.11 per diluted share.  The Company has experienced and expects to further experience volatility in its quarterly effective tax rates due to the varying timing of tax audits and the expiration of applicable statutes of limitations as they relate to uncertain tax positions.

Balance Sheet and Cash Flow Items

The Company completed an equity offering of approximately 1.3 million shares in the second quarter of 2011, resulting in approximately $48.1 million of net cash proceeds which were used to repay a portion of its revolving credit line.  The second quarter 2011 earnings per diluted share of $0.79 reflects an approximate $0.04 dilutive effect as a result of this equity offering.  Operating cash flow of $7.3 million was generated in the second quarter of 2011, led by the Company’s second quarter net income, which was partially offset by higher working capital investment and other items.

Recent Developments

In July 2011, the Company purchased the remaining ownership interest of its Mexican equity affiliate.  Cash consideration of $10.5 million was paid for the 60% interest not previously owned by Quaker, with an additional $2.0 million payable in July 2012, subject to certain conditions.  As part of the acquisition, Quaker will record a one-time gain in the third quarter of 2011, representing a revaluation of its existing ownership interest in this affiliate.

Forward-Looking Statements

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns.  Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.  Other factors could also adversely affect us.  Therefore, we caution you not to place undue reliance on our forward-looking statements.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

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Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss second quarter results is scheduled for  July 28, 2011 at 8:30 a.m. (ET).  A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations Web site at http://www.quakerchem.com.  You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries – including steel, aluminum, automotive, mining, aerospace, tube and pipe, coatings and construction materials.  Our products, technical solutions and chemical management services enhance our customers’ processes, improve their product quality and lower their costs.  Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data)

	(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net sales	$167,792	$135,991	$327,657	$264,311

Cost of goods sold	114,026	87,460	221,157	168,440

Gross profit	53,766	48,531	106,500	95,871
%	32.0%	35.7%	32.5%	36.3%

Selling, general and administrative expenses	38,825	35,118	77,459	68,787

Operating income	14,941	13,413	29,041	27,084
%	8.9%	9.9%	8.9%	10.2%

Other income, net	791	1,123	1,330	1,886
Interest expense, net	(929)	(1,043)	(1,875)	(2,170)
Income before taxes and equity in net income of associated companies	14,803	13,493	28,496	26,800

Taxes on income before equity in net income of associated companies	4,499	4,143	7,321	7,324
Income before equity in net income of associated companies	10,304	9,350	21,175	19,476

Equity in net income of associated companies	251	384	610	295

Net income	10,555	9,734	21,785	19,771

Less: Net income attributable to noncontrolling interest	714	581	1,344	1,199

Net income attributable to Quaker Chemical Corporation	$9,841	$9,153	$20,441	$18,572
%	5.9%	6.7%	6.2%	7.0%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.80	$0.82	$1.72	$1.66
Net income attributable to Quaker Chemical Corporation Common Shareholders- diluted	$0.79	$0.80	$1.69	$1.64

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS

Current assets
Cash and cash equivalents	$23,541	$25,766
Accounts receivable, net	137,402	116,266
Inventories, net	76,699	60,841
Prepaid expenses and other current assets	16,032	12,609
Total current assets	253,674	215,482

Property, plant and equipment, net	79,705	76,535
Goodwill	55,282	52,758
Other intangible assets, net	23,127	24,030
Investments in associated companies	9,407	9,218
Deferred income taxes	25,784	28,846
Other assets	43,840	42,561
Total assets	$490,819	$449,430

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$836	$890
Accounts and other payables	79,465	63,893
Accrued compensation	11,026	17,140
Other current liabilities	19,808	19,268
Total current liabilities	111,135	101,191
Long-term debt	33,628	73,855
Deferred income taxes	6,817	6,108
Other non-current liabilities	77,534	81,177
Total liabilities	229,114	262,331

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 12,823,294 shares	12,823	11,492
Capital in excess of par value	87,249	38,275
Retained earnings	158,998	144,347
Accumulated other comprehensive loss	(5,507)	(13,736)
Total Quaker shareholders' equity	253,563	180,378
Noncontrolling interest	8,142	6,721
Total equity	261,705	187,099
Total liabilities and equity	$490,819	$449,430

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the six months ended June 30,
(Dollars in thousands)

	(Unaudited)
	2011	2010
Cash flows from operating activities
Net income	$21,785	$19,771
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,405	5,068
Amortization	973	462
Equity in undistributed earnings of associated companies, net of dividends	(32)	(233)
Deferred compensation and other, net	4,162	(357)
Stock-based compensation	1,854	1,663
Gain on disposal of property, plant and equipment	(78)	(22)
Insurance settlement realized	(864)	(772)
Pension and other postretirement benefits	(4,168)	(2,227)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(17,392)	(10,645)
Inventories	(13,986)	(7,181)
Prepaid expenses and other current assets	(4,029)	(1,641)
Accounts payable and accrued liabilities	6,537	6,409
Net cash provided by operating activities	167	10,295

Cash flows from investing activities
Capital expenditures	(6,641)	(3,468)
Payments related to acquisitions	(717)	-
Proceeds from disposition of assets	221	59
Insurance settlement received and interest earned	42	5,070
Change in restricted cash, net	822	(1,940)
Net cash used in investing activities	(6,273)	(279)

Cash flows from financing activities
Net increase in short-term borrowings	-	1,263
Repayments of long-term debt	(40,402)	(2,614)
Dividends paid	(5,413)	(5,119)
Stock options exercised, other	146	1,663
Excess tax benefit related to stock option exercises	162	1,236
Proceeds from sale of common stock, net of related expenses	48,143	-
Net cash provided by (used in) financing activities	2,636	(3,571)

Effect of exchange rate changes on cash	1,245	(3,890)
Net (decrease) increase in cash and cash equivalents	(2,225)	2,555
Cash and cash equivalents at the beginning of the period	25,766	25,051
Cash and cash equivalents at the end of the period	$23,541	$27,606